Exhibit 19.1

Insider Trading Policy

Approved by the Board of Directors Effective on

September 15, 2020, as Revised on April 25, 2023

Introduction

This policy determines acceptable transactions in the securities of Outset Medical, Inc. (the “Company” or “Outset”) by our employees and directors. During the course of your employment or directorship with the Company, you may receive important information that is not yet publicly available (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).

Insider Trading Policy

Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information, which is also referred to as material, nonpublic information. The key to determining whether nonpublic information you possess about a public company is “material” information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock (other than pursuant to a “Trading Plan,” as described below), advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold or sell our stock. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned

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to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options or other derivatives, hedging transactions and other inherently speculative transactions.

Any written or verbal statement that would be prohibited by law or under this policy is equally prohibited if made in “chat rooms” or other electronic discussion groups or blogs, bulletin boards or social media forums on the Internet concerning the activities of Outset or other companies with which Outset does business, even if you do so anonymously, including, but not limited to, the disclosure of material non-public (or inside) information with respect to Outset or to other companies that you come into possession of.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)
financial results or forecasts;
(b)
major new products or significant changes or developments in technologies or other technological innovations or product enhancements;
(c)
significant changes or developments in suppliers or vendors;
(d)
scientific, clinical or regulatory results such as determinations by the FDA;
(e)
potential mergers, acquisitions, dispositions, tender offers, capital markets transactions, or the sale of assets;
(f)
major customer contracts, orders, suppliers, customers or finance sources or the loss thereof;
(g)
events regarding our securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in our dividend policies or amounts);
(h)
bankruptcies or receiverships of key collaborators, customers, vendors, suppliers, partners or the Company or its subsidiaries;
(i)
top management or control changes;
(j)
significant writeoffs;
(k)
actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
(l)
material pricing changes or discount policies;
(m)
corporate partner relationships;
(n)
material communications with government agencies;
(o)
restatements or significant changes in our accounting practices;

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(p)
significant cybersecurity incidents;
(q)
notice of issuance of material patents; and
(r)
declaration of stock splits, dividends or changes in dividend policy.

The prohibition on trading when you have inside information lifts once that information becomes publicly disseminated. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully absorbed by the market. Generally speaking, information will be considered publicly disseminated after two (2) full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

Stock Trading by Directors and Employees

We require that all directors and employees limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results and observe other restrictions designed to minimize the risk of apparent or actual insider trading. In addition, you may also be subject to pre-clearance requirements as described below.

Covered Insiders

The provisions outlined in this stock trading policy apply to all directors and employees of the Company. Generally, any entities or family members or others whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions; provided, however, that, for the avoidance of doubt, the trading activities of Warburg Pincus LLC and its affiliates (collectively, the “Warburg Affiliates”) shall not be deemed to be influenced by Patrick T. Hackett; provided, further, that the foregoing shall not lessen or obviate the restrictions or obligations of Warburg Affiliates with respect to any confidential information of the Company, including prohibition on trading on the basis of any material nonpublic information imposed by applicable law.

Window Period

Generally, except as set forth in this policy, all directors and employees may buy or sell securities of the Company only during a “window period” that opens after two (2) full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the fifteenth day of the third month of the applicable quarter. This window period may be closed early or may not open if, in the judgment of the Company’s (i) Chief Executive Officer, (ii) General Counsel, or Chief Financial Officer or their designee(s), there exists undisclosed information that would make trades by the Company’s directors and employees inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. A director and employee who believes that special circumstances require him or her to trade outside the window period should consult with and receive pre-clearance from the Company’s General Counsel or his or her designee who will consult with the Company’s outside counsel. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

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Exceptions to Window Period

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ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Directors, employees and consultants may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.
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10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer or other member of senior staff or management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed and approved by the Company prior to the establishment of or any amendment to such Trading Plan, solely to confirm compliance with this policy and the securities laws. The General Counsel must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, directors, Vice President-level and above employees, and any other employees as determined by the Chief Financial Officer and General Counsel may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s General Counsel or his or her designee (the “Clearing Officer”) with at least two (2) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the appropriate persons to assist in complying with the reporting requirements under Section 16(a) and Rule 144 of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Clearing Officer may, at his or her discretion, shorten such period of time. Under no circumstance may a person trade while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Clearing Officer. Upon completion of any transaction, the directors or employees must immediately notify the Compliance Officer and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Prohibition of Speculative or Short-term Trading

No director or employee may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s stock at any time.

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Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company, including termination. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Company’s General Counsel. Please also see Frequently Asked Questions attached hereto as Exhibit A.

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Exhibit A

Frequently Asked Questions

1.
What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

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Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.
What is material, nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

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Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Outset– if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

5.
Does Outset have an insider trading policy?

A: Yes.

6.
What if I work in a foreign office or outside the U.S.?

A: There is no difference. The policy and law applies to you. Because we are a public company, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as a Outset employee, our policies apply to you no matter where in the world you work.

7.
What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material, nonpublic information, you very likely may still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss

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material, non-public information about Outset with anyone outside Outset, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Outset or companies with which Outset does business.

8.
What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

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What are the penalties if I trade on inside information, or tip off someone else?

A: You may be subject to civil penalties, including disgorgement of profits made or loss avoided and director and officer bans, and criminal penalties, including prison terms and additional fines.

10.
What is “loss avoided”?

A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.
Am I restricted from trading securities of any companies except Outset (for example a customer or competitor of Outset)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Outset, you sometimes obtain sensitive, material information about other companies and their business dealings with Outset.

12.
So if I do not trade Outset securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.
If I am aware of new product or service developments that have not been announced to the public, do I possess material non-public information?

A: In most circumstances, Outset does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material non-public information. In these circumstances, you will be notified by email if the trading window is closed for you. If you have questions regarding whether particular information constitutes inside information, please contact the Company General Counsel.

14.
So when can I buy or sell my Outset securities?

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A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until after two full trading days have elapsed after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. (A list of current blackout periods can be obtained from the Company’s General Counsel, or if none, the Chief Financial Officer or their designee and additional trading blackout periods may be announced by email.) To the extent you are eligible you may also buy or sell pursuant to a properly established and authorized routine trading program, also known as a 10b5-1 plan, that complies with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 and our Insider Trading and Trading Window Policy.

15.
If I have an open order to buy or sell Outset securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

16.
Am I allowed to trade derivative securities of Outset? Or, short Outset common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

17.
Why does Outset prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

18.
Can I purchase Outset securities on margin?

A: Under our policies, you may not purchase our common stock on margin at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

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Why does Outset prohibit me from purchasing Outset securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and Outset may be restricted based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

20.
Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

21.
Am I subject to the trading blackout period if I am no longer an employee of Outset?

A: It depends. If your employment with Outset ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Outset ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Outset, you should not trade in Outset securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by Outset.

22.
Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.

23.
What if I purchased publicly-traded options or other derivative securities before I became a Outset employee (or contractor or consultant)?

A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become a Outset employee, you must report to our General Counsel, or if none, our Chief Financial Officer or their designee that you hold such publicly traded options or other derivative securities.

24.
May I own shares of a mutual fund that invests in Outset?

A: Yes.

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25.
Are mutual fund shares holding Outset subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

26.
May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading and Trading Window Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact our General Counsel or his or her designee for approval.

27.
What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Outset. In addition, you may be subject to criminal and civil enforcement actions by the government.

28.
Who should I contact if I have questions about our insider trading policy?

A: You should contact our General Counsel, or if none, our Chief Financial Officer or his or her designee.

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